CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
InterAmerican Acquisition Group Inc.

We hereby consent to the use in the Prospectus constituting part of Amendment
No. 6 to the Registration Statement on Form S-1 of our report dated April 7,
2006, except for the seventh paragraph of Note 1, as to which the date is April
26, 2006, on the financial statements of InterAmerican Acquisition Group Inc. as of December 31, 2005 and February 28, 2006 and for the period from May 10, 2005
(inception) to December 31, 2005, January 1, 2006 to February 28, 2006, and the
cumulative period from May 10, 2005 (inception) to February 28, 2006, which appears in such Prospectus. We also consent to the reference to our Firm under the caption "Experts" in such Prospectus.

/s/ GOLDSTEIN GOLUB KESSLER

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

April 27, 2006